FREE WRITING PROSPECTUS Dated September 21, 2021	Filed Pursuant to Rule 433 Registration No. 333-239650 Registration No. 333-239650-07

*PXG DETAILS* Carvana Auto Receivables Trust 2021-P3 (CRVNA 2021-P3)

ACTIVE BOOKRUNNERS (A-1 - N) : BNP Paribas (str), Citi, Wells Fargo

ACTIVE BOOKRUNNERS (R) : BNP Paribas (str), Baird, Credit Suisse

PASSIVE BOOKRUNNERS (A-1 - N) : Credit Suisse, DB

CO-MANAGER : Baird

Exp.Ratings

CLS	AMT(MM)	Offered(MM)	WAL*		(K/S)	PXD	YLD	CPN	$PX
A-1	$146.200	$138.890	0.25		K1+/A-1+	IntL+3	0.15838	0.15838	100.00000
A-2	$342.310	$325.194	1.11		AAA/AAA	EDSF+21	0.390	0.38	99.98926
A-3	$342.310	$325.194	2.57		AAA/AAA	IntS+24	0.710	0.70	99.97720
A-4	$125.000	$118.750	3.94		AAA/AAA	IntS+27	1.037	1.03	99.98159
B	$33.640	$31.958	4.64		AA+/AA	IntS+55	1.428	1.42	99.98309
C	$30.530	$29.003	5.06		A+/A	IntS+100	1.941	1.93	99.98464
D	$15.010	$14.259	5.28		BBB+/BBB	IntS+130	2.268	2.25	99.96345
N	$39.330	$37.363	0.50	**	BBB/BB+	EDSF+185	2.008	1.99	99.99528
**R	Privately Placed

*	Based on 1.30 ABS Pricing Speed to 2% Call
**	Based on Case 2 assumptions outlined in the Class N OM and Certificate PPMs attached

-Deal Summary-

Rated Notes Issued Amount : $1.074bn+ *No Grow*

Rated Notes Offered Amount : $1.020bn+ *No Grow*

Exp. Pricing : Priced

Exp. Settle : 09/29/2021

Offering Format : A-1 - D: Public | N and R: 144A/Reg S

First Pay Date : 10/12/2021

ERISA : A-1 - D: Yes | N and R: No

Exp. Ratings : K/S

Min Denoms : A-1 - D: $1k x $1k

N: $1.00mm x $1k

R: 2.5k Unit x 1 Unit

BBG Ticker : CRVNA 2021-P3

Active Bookrunners (A-1 - N): BNP Paribas, Citibank, Wells Fargo

Passive Bookrunners (A-1 - N): CS, Deutsche Bank

Co-Manager: Baird

Active Bookrunners (R): BNP Paribas, Baird, CS

B&D: BNP Paribas

-Available Information-

*	Preliminary Prospectus, Preliminary Class N OM, Preliminary Certificate PPM, FWP, CDI File and SSS File (attached). Investor presentation and performance data file are available on DealRoadshow
*	Intex Deal Name: bpcrvna21p3_mkt Password: V72Y
*	Link: https://dealroadshow.finsight.com/ Passcode: CRVNA2021P3

-CUSIPS-

A1: 14687JAC3 / A2: 14687JAD1 / A3: 14687JAE9 / A4: 14687JAF6 / B: 14687JAG4

C: 14687JAH2 / D: 14687JAJ8 / N: 14687JAA7 / R: 14687JAB5

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